Exhibit 23.10

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.) with respect to the information from our firm’s reserves report dated July 13, 2021, prepared for Crestone Peak Resources LLC for the fiscal year ended December 31, 2020, as well as in the notes to the financial statements included therein, and in reliance upon the authority of this firm as experts in petroleum engineering, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 8, 2021